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                                                                   EXHIBIT 99(a)

ZAPATA INSTITUTES REPURCHASE                              FOR IMMEDIATE RELEASE
PROGRAM; ANNOUNCES NEW CHIEF                              August 18, 1994
EXECUTIVE OFFICER

NEWS                  (LOGO OF ZAPATA CORPORATION APPEARS HERE)
                               CORPORATE AFFAIRS
                     P.O. BOX 4240 . HOUSTON, TEXAS 77210
                                 713/940-6240

HOUSTON-Zapata Corporation announced the initiation of a stock repurchase plan for holders of less than 100 shares of Zapata common stock. Zapata is offering to purchase these shares at a $1.00 premium to the average of the prevailing market prices during the period of the offer.

   Stockholders who own Zapata shares in their name (holders of record) will be able to sell the shares directly to the Company without paying commissions. Stockholders who own Zapata shares in their brokerage accounts (in street names), however, may be required to pay a sales commission to their brokers.

  The 1 for 5 reverse stock split implemented in May significantly increased the number of stockholders owning a relatively small number of shares. Given the incremental cost of communicating with each stockholder, it is economical for Zapata to purchase the shares in the smaller accounts. At a per share price of $4.50, the stock is trading at approximately eighty percent of the book value per share.

  The offer, for stockholders as of August 15, 1994, will expire on October 3, 1994. Interested stockholders should call The First National Bank of Boston at
(800) 442-2001 for additional information.

  The Company also announced today that Malcolm I. Glazer was elected Chief Executive Officer and President of the Company. Kristian Siem was elected to the position of Chief Operating Officer. Joseph L. von Rosenberg III, 35, was elected as Vice President and General Counsel of the Company. Mr. von Rosenberg is a graduate of the Tulane University School of Law and Clemson University. Donald T. Locke, 36, was elected Associate General Counsel and Corporate Secretary of the Company. Mr. Locke is a graduate of The University of South Carolina School of Law and Furman University.

  Zapata Corporation (NYSE symbol: ZOS) is a Houston-based international company primarily involved in natural gas services. Zapata rents, fabricates and services natural gas compression packages and gathers and processes natural gas. Zapata also produces natural gas and marine protein products.

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CONTACTS:  Marvin Migura--Senior Vice President and Chief Financial Officer
           (713) 940-6117